As filed with the Securities and Exchange Commission on October 14, 2010

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DAYSTAR TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	3674	84-1390053
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1010 South Milpitas Boulevard

Milpitas, CA 95035

(408) 582-7100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Magnus Ryde

Chief Executive Officer

DayStar Technologies, Inc.

1010 South Milpitas Boulevard

Milpitas, CA 95035

408 582-7100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Stephen T. Adams, Esq.

Greenberg Traurig, LLP

One International Place

Boston, Massachusetts 02110

(617) 310-6000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum aggregate offering price per share (2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, par value $0.01 per share	11,336,244	$19,498,339.68	$1.72	$1,391

(1)	Includes 5,838,892 shares of the Registrant’s common stock issuable to the selling stockholders upon conversion of outstanding convertible notes, and 5,335,190 shares of the Registrant’s common stock issuable upon exercise of warrants issued to the holders of the convertible notes. Also includes 162,162 shares of the Registrants common stock issued to a selling stockholder in order to settle certain outstanding claims. This registration statement also relates to an indeterminate number of shares of the Registrant’s common stock that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Estimated solely for the purpose of calculating the registration fee, and based upon the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on October 11, 2010 in accordance with Rule 457(c) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and the selling stockholders named in this prospectus are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated October 14, 2010

PRELIMINARY PROSPECTUS

11,336,244 Shares of Common Stock

This prospectus may be used only in connection with the resale, from time to time, of 5,838,892 shares of our common stock, $0.01 par value per share, that may be acquired by the selling stockholders and their respective pledgees, donees, transferees or other successors in interest upon conversion of outstanding convertible notes, 5,335,190 shares of our common stock that may be acquired by the selling stockholders and their respective pledgees, donees, transferees or other successors in interest upon exercise of warrants issued to the holders of the convertible notes and 162,162 shares of common stock issued to one selling stockholder pursuant to a settlement agreement.

We are filing the registration statement of which this prospectus is a part at this time to fulfill contractual obligations to do so, which we undertook at the time of the original issuance of the convertible notes, warrants and settlement agreement described in this prospectus. We will not receive any of the proceeds from the sale of the common stock by the selling stockholders.

We have agreed to pay certain expenses in connection with the registration of the shares and to indemnify the selling stockholders against certain liabilities. The selling stockholders will pay all underwriting discounts and selling commissions, if any, in connection with the sale of the shares.

The selling stockholders and their respective pledgees, donees, transferees or other successors in interest may offer the shares covered by this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or negotiated prices, in negotiated transactions, or in trading markets for our common stock. Additional information on the selling stockholders, and the times and manner in which they may offer and sell shares of our common stock under this prospectus, is provided under “Selling Stockholders” and “Plan of Distribution” in this prospectus.

Our common stock is quoted on the Nasdaq Capital Market under the symbol “DSTI.” On October 11, 2010, the last reported sale price of our common stock was $1.69 per share.

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page 3 of this prospectus for the risks that you should consider. You should read this entire prospectus carefully before you make your investment decision.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is             , 2010

ABOUT THIS PROSPECTUS

Unless the context otherwise requires, all references to “we,” “us,” “our,” “our company,” or “the Company” in this prospectus refer to DayStar Technologies, Inc. a Delaware corporation and its predecessor entities, considered as a single enterprise.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. For further information, please see the section of this prospectus entitled “Where You Can Obtain Additional Information.” The selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations, and prospects may have changed since those dates.

We obtained statistical data, market data, and other industry data and forecasts used throughout this prospectus from market research, publicly available information, and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical data, industry data, and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information. We have not sought the consent of the sources to refer to their reports appearing in this prospectus.

This prospectus contains trademarks, tradenames, service marks, and service names of DayStar Technologies, Inc.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus, including those incorporated by reference herein, contain forward-looking statements and information within the meaning of the securities laws, which involve risks and uncertainties. Forward-looking statements provide our current expectations and forecasts about future events, and include statements regarding our future results of operations and financial position, business strategy, budgets, projected costs, plans and objectives of management for future operations. The words “may,” “continue,” “estimate,” “intend,” “plan,” “will,” “believe,” “project,” “expect,” “anticipate” and similar expressions may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.

These forward-looking statements include, among other things, statements about:

•	The competitive and rapidly-evolving nature of our industry;

•	The potential effect of competing products on our business;

•	Our ability to obtain capital, use internally generated cash or debt, or use shares of our common stock to finance future growth strategies;

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•	Estimates regarding our capital requirements, and anticipated timing of the need for additional funds;

•	The condition of the financial markets; and

•	The current economic downturn.

Any or all of our forward-looking statements may turn out to be inaccurate. There are a number of important factors that could cause our actual results to differ materially from those indicated by these forward-looking statements. These important factors include the factors that we identify in the documents we incorporate by reference in this prospectus, as well as other information we include or incorporate by reference in this prospectus. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Forward-looking statements may be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties, including the risks, uncertainties and assumptions described in the “Risk Factors” section of this prospectus beginning on page 3. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances contained in this prospectus may not occur as contemplated, and actual results could differ materially from those anticipated or implied by the forward-looking statements.

You should read this prospectus with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.

In addition, our past results are not necessarily indicative of our future results. We discuss these and other uncertainties in the “Risk Factors” section of this prospectus beginning on page 3. Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information, future events or otherwise.

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PROSPECTUS SUMMARY

This summary contains basic information about us. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus, including the section entitled “Risk Factors.”

About DayStar

We have developed a proprietary thin film deposition technology for solar photovoltaic (“PV”) products. We utilize a proprietary one-step sputter deposition process and have manufactured a commercial scale deposition tool to apply high-efficiency copper indium gallium diselenide (“CIGS”) material over large area glass substrates in a continuous fashion. We intend to integrate this tool with commercially available thin film manufacturing equipment, which will provide us with a critically differentiated manufacturing process to produce low-cost monolithically integrated, CIGS-on-glass modules that address the grid-tied, ground-based PV market. We are pursuing a strategy to commercialize and manufacture our CIGS modules offshore and are in discussions with potential partners to implement this strategy.

We believe this proprietary deposition process, when operated at an annual capacity of approximately 100 megawatts, will enable us to achieve a total module manufacturing cost of less than $1.00 per watt. This cost would be competitive with the lowest in the solar PV industry. Using this approach, we have achieved greater than 15% cell efficiencies over large areas (100 square centimeters) on CIGS PV devices, and we believe that this approach will enable us to reach module efficiencies greater than 13%.

To facilitate our entry into the addressable solar PV market, we have entered into a contract with Blitzstrom GmbH, one of the world’s leading thin film solar PV integrators that commits Blitzstrom to purchase a minimum of 50% of our production through 2011, subject to these products meeting defined performance criteria. We have also signed a Letter of Intent with juwi Solar, which is interested in purchasing up to 25% of our production through 2011. It is unlikely that we will be able to produce significant product prior to the end of 2011.

We initiated construction of our first module production line at a facility in Newark, California. In July 2010, the landlord of the Newark facility notified us that it had terminated our lease for the facility due to our failure to pay required rent. In connection with the lease termination, the landlord obtained a judgment for possession. As of August 30, 2010, we have moved our equipment and personnel to a new facility in Milpitas, California.

Recently, we have been funding our operations through a series of secured bridge loans. To date, we have borrowed an aggregate principal amount of $5,255,000 under these loans. In connection with these loans, we granted security interests to the lenders in all of assets, including our intellectual property. Principal and unpaid interest under these loans is convertible at the option of the holder into shares of common stock. As part of this bridge loan financing, beginning in September 2009, we entered into a series of agreements with our Chairman, Mr. Peter Alan Lacey in which Mr. Lacey has provided us $3.1 million in funding in exchange for secured convertible promissory notes and warrants as well as certain traditional loan agreements. Also, through August 20, 2010, we received additional bridge funding of $1.5 million from several other individual investors.

On April 29, 2010, we entered into an Omnibus Agreement with Dynamic Worldwide Solar Energy, LLC (“Dynamic”) in which Dynamic provided a bridge loan of $650,000. In addition to the bridge loan facility, the Omnibus Agreement included an Equipment Loan commitment whereby Bighorn Capital, Inc., an affiliate of Dynamic agreed to use its best efforts to secure an equipment loan for us which would allow us to take possession of the production equipment required for our initial production line and working capital. The final component of the Omnibus Agreement called for the contribution by Dynamic of the contracts for a solar generation power project to DayStar in exchange for shares of our common stock. Dynamic did not offer to assign such contract within the time period required by the Omnibus Agreement.

We will require immediate and substantial additional funds beyond our current cash on hand in order to continue operations and to commercialize our product. In order to address our immediate financial needs, we may pursue a rights offering to existing shareholders, in which our shareholders would have the opportunity to purchase additional common shares based on their pro rata ownership percentage. A successful rights offering would raise the capital required to improve our current financial condition while giving existing shareholders the opportunity to limit ownership dilution. The exact size, timing, terms and conditions of the rights offering have not yet been determined by the Board of Directors and there is no guarantee that we will undertake or complete a rights offering.

Additionally, we have engaged financial advisors to seek long-term strategic investments and partnerships. To date, we have been unable to raise substantial additional capital or complete an agreement with an investor or strategic partner. Although we continue to seek strategic investors or partners, in light of our current cash position, we may in the near term be forced to cease or further curtail operations. An inability to raise additional funding in the very near term may cause us to file a voluntary petition for reorganization under the United States Bankruptcy Code, liquidate assets, and/or pursue other such actions that could adversely affect future operations. A wide variety of factors relating to the Company and external conditions could adversely affect our ability to secure additional funding necessary to continue operations and the terms of any funding that we secure.

The Offering

Common stock offered	11,336,244 shares
Use of proceeds

5,838,892 of the shares offered hereby may be acquired by the selling stockholders upon conversion of outstanding convertible notes and 5,335,190 of the shares offered hereby may be acquired by the selling stockholders upon exercise of outstanding warrants. The remaining 162,162 shares offered hereby were issued in connection with a settlement agreement. See “Description of Transactions.” We will not receive any proceeds from the resale of any of the shares offered hereby.

Nasdaq Capital Market symbol	DSTI
Risk factors	You should consider carefully the information set forth in the section entitled “Risk Factors,” beginning on page 3 of this prospectus, in deciding whether or not to invest in our common stock.
Plan of Distribution	The selling stockholders and their respective pledgees, donees, transferees or other successors in interest may offer the shares covered by this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or negotiated prices, in negotiated transactions, or in trading markets for our common stock. See the section of this prospectus entitled “Plan of Distribution” for a complete description of the manner in which the shares registered hereby may be distributed.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not currently known to us or that we currently believe are immaterial may also impair our business operations financial results. Our business, financial condition or results of operations could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained or incorporated in this prospectus, including our consolidated financial statements and related notes.

Risks Related to Our Financial Position

In order to continue operations, we require immediate and substantial additional capital beyond our current cash on hand.

In order to continue operations, including development and commercialization efforts, we require immediate and substantial additional capital beyond our current cash on hand. To date, we have been unable to raise significant additional capital or complete an agreement with an investor or strategic partner. Although we continue to seek strategic investors or partners, in light of our current cash position, we implemented a significant reduction in our workforce during 2009 and 2010 and may in the near term be forced to cease or further curtail operations. An inability to raise additional funding in the very near term may cause us to file a voluntary petition for reorganization under the United States Bankruptcy Code, liquidate assets, and/or pursue other such actions that could adversely affect future operations and increase the likelihood that our stockholders could face the loss of all or a substantial part of their equity investment.

If we do not raise sufficient funds, we could be forced to cease operations and potentially file a petition for reorganization or liquidation under the United States Bankruptcy Code, likely resulting in a complete loss of your investment.

We require immediate and substantial capital in order to continue our operations. As of June 30, 2010, we had outstanding liabilities of $23.7 million and our cash on hand was $24,000. In addition, we need substantial additional capital in order to commercialize our products. If we do successfully raise additional capital, the terms may be onerous and cause significant dilution to existing stockholders. If we do not raise sufficient capital, we might be forced to file for bankruptcy in the future or otherwise cease operations. If we file for bankruptcy or otherwise cease operations, you could lose your entire investment.

Our independent auditor’s report expresses doubt about our ability to continue as a going concern, which may make it more difficult and expensive for us to raise additional capital.

The report of our independent registered public accounting firm relating to our financial statements as of December 31, 2009 and for the year then ended, stated that there is substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to take advantage of raising capital through securities offerings, debt financing, or partnerships. Management is focusing on raising capital through any one or more of these options. Such opinion from our outside auditors may make it more difficult and expensive to for us to raise additional capital. If we are unable to obtain such financing we may not be able to continue our operations, which would have an adverse effect on our stock price and significantly impair our prospects. There can be no assurance that any of management’s plans will be successfully implemented.

All of our assets are currently pledged to our secured lenders under the terms of our secured loans.

We have granted certain secured lenders first priority security interests in all of our assets. If we are unable to repay these loans and have the security interests released, these assets will be first used to satisfy our obligations to our secured lenders and any remaining value in the assets will be available for our unsecured creditors and, after they are fully paid, our equity holders. In addition, our secured loans are due in full on January 22, 2011. If we are not able to refinance these loans or repay them in full by that date, our creditors could force us into bankruptcy.

Risks Relating to Our Business

We have incurred net losses since our inception and anticipate continued net losses as we execute our commercialization plan.

Since our inception, we have incurred net losses, including net losses of $18.4 million for the six months ended June 30, 2010, and $25.0 million for the year ended December 31, 2009, and have incurred negative cash flows from operations. As a result of ongoing losses, we had an accumulated deficit of approximately $140.4 million and $122.0 million as of June 30, 2010 and December 31, 2009, respectively. We expect to continue to incur significant losses as we enter commercialization and may never achieve or maintain profitability. We expect to continue to make significant capital expenditures and anticipate that our expenses will increase to the extent we continue to develop and commercialize our manufacturing technologies, establish our sales and distribution network, implement internal systems and infrastructure and hire additional personnel.

As we do not expect to become profitable until after we commercialize and achieve significant sales of our products, if ever, we will be unable to satisfy our obligations solely from cash generated from operations. If, for any reason, we are unable to make required payments under our obligations, one or more of our creditors may take action to collect their debts. If we continue to incur substantial losses and are unable to secure additional financing, we could be forced to discontinue or further curtail our business operations; sell assets at unfavorable prices; refinance existing debt obligations on terms unfavorable to us; or merge, consolidate or combine with a company with greater financial resources in a transaction that may be unfavorable to us.

Current and future litigation against us may be costly and time consuming to defend, and the outcome of current litigation could affect our ability to continue operations in California.

We are sometimes subject to legal proceedings and claims that arise in the course of our business. Litigation may result in substantial costs and may divert management’s attention and resources, which may seriously harm our business, overall financial condition, and operating results. In addition, legal claims that have not yet been asserted against us may be asserted in the future.

On September 9, 2009, BMR-Gateway Blvd., LLC (the “Landlord”), filed an unlawful detainer action against us alleging damages in the amount of $838,078 and seeking to recover possession of the premises we occupy at our Newark, California location. In December 2009, we negotiated a settlement in that action. In lieu of a trial, the Parties had stipulated to a judgment of possession in the event that we breach the Settlement Agreement for 1) failure to pay rent as indicated in the Settlement, 2) failure to cure all alleged defaults under the lease, and/or 3) failure to vacate the premises after a proper notice of termination or if any alleged defaults have not been cured by June 1, 2010. As of June 1, 2010 we were unable to cure all alleged defaults under the lease. On July 15, 2010, we were notified by the Landlord that the lease was forfeited and terminated, and that the Landlord has received a judgment for possession of the premises. As of August 30, 2010, we have moved our equipment and personnel to a leased facility in Milpitas, California.

Reduced growth in or the reduction, elimination or expiration of government subsidies, economic incentives and other support for on-grid solar electricity applications could reduce demand for our solar modules, and adversely impact our operating results.

We believe that the near-term growth of the market for on-grid applications, where solar energy is used to supplement the electricity a consumer purchases from the utility network, depends significantly on the availability and size of government subsidies and economic incentives. Federal, state and local governmental bodies in many countries, most notably Germany, Italy, Spain, France, the United States, Canada, China, India, Australia, Greece and Portugal have provided subsidies in the form of feed-in tariffs, rebates, tax incentives and other incentives to end-users, distributors, systems integrators and manufacturers of photovoltaic products. Many of these jurisdictions, including the majority of U.S. states and numerous European Union countries, have adopted renewable portfolio standards in which the government requires jurisdictions or regulated utilities to supply a portion of their total electricity from specified sources of renewable energy, such as solar, wind and hydroelectric power. Many of these government incentives expire, phase out over time, require renewal by the applicable authority or may be amended. A summary of recent developments in some of the major government subsidy programs follows. We expect the feed-in tariff in Germany and certain other core markets to be reduced earlier than previously expected, and such reductions could reduce demand and/or price levels for our solar modules.

German feed-in tariffs have been adjusted earlier than previously expected, and the downwards adjustment could reduce demand for our solar modules. Currently, our initial customers are in Germany and thus recent changes to German feed-in tariffs could significantly impact the demand for our solar modules and the results of our future operations. A reduction in the PV feed-in tariff is has been ordered and will come into effect in the first quarter of 2011. The amount of the FiT reductions are expected to vary among roof-mounted applications, non-agricultural land free field applications and agricultural land free field applications. Overall, reductions in the German feed-in tariffs, including any potential further reductions, could result in a significant decline in demand and price levels for photovoltaic products in Germany, which could have a material adverse effect on our business, financial condition or results of operations.

Existing regulations and policies and changes to these regulations and policies may present technical, regulatory and economic barriers to the purchase and use of solar PV products, which may significantly reduce demand for our solar modules.

The market for electricity generation products is heavily influenced by foreign, federal, state and local government regulations and policies concerning the electric utility industry, as well as policies promulgated by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation. In the United States and in a number of other countries, these regulations and policies have been modified in the past and may be modified again in the future. These regulations and policies could deter end-user purchases of photovoltaic products and investment in the research and development of photovoltaic technology. For example, without a mandated regulatory exception for photovoltaic systems, utility customers are often charged interconnection or standby fees for putting distributed power generation on the electric utility grid. If these interconnection standby fees were applicable to PV systems, it is likely that they would increase the cost to our end-users of using PV systems which could make them less desirable, thereby harming our business, prospects, results of operations and financial condition. In addition, electricity generated by PV systems competes with expensive peak hour electricity, rather than the less expensive average price of electricity. Modifications to the peak hour pricing policies of utilities, such as to a flat rate for all times of the day, would require PV systems to achieve lower prices in order to compete with the price of electricity from other sources.

An increase in interest rates or lending rates or tightening of the supply of capital in the global financial markets could make it difficult for end-users to finance the cost of a PV system and could reduce the demand for our solar modules and/or lead to a reduction in the average selling price for photovoltaic modules.

Many potential end-users of our products depend on debt financing to fund the initial capital expenditure required to purchase and install a PV system. As a result, an increase in interest rates or lending rates could make it difficult for our end-users to secure the financing necessary to purchase and install a PV system on favorable terms, or at all and thus lower demand for our solar modules. Due to the overall economic outlook, our end-users may change their decision or change the timing of their decision to purchase and install a PV system. In addition, we believe that a significant percentage of our potential end-users install PV systems as an investment, funding the initial capital expenditure through a combination of equity and debt. An increase in interest rates and/or lending rates could lower an investor’s return on investment in a PV system, or make alternative investments more attractive relative to PV systems, and, in each case, could cause these end-users to seek alternative investments. A reduction in the supply of project debt financing or tax equity investments could reduce the number of solar projects that receive financing and thus lower demand for solar modules.

We are a development company, have not generated any revenue from operations and currently have no commercial products.

We have not generated any revenue from operations and currently have no commercial products. Commercializing our products depends on a number of factors, including the following:

•	successfully scaling up and implementing our first commercial-scale CIGS sputter deposition tool;

•	successfully entering into agreements with potential partners and contract manufacturers; and

•	completing, refining and managing our supply chain and distribution channel.

The completion of these tasks as necessary to commence commercialization will require significant additional funding. In addition, our technology uses our proprietary deposition process, and there may be technical barriers to the development of our products and processes. Development of tools and our manufacturing processes may not succeed or may be significantly delayed. Our products will be produced through a manufacturing process that we have not yet constructed or tested on a commercial scale. If we fail to successfully develop our thin film manufacturing process or incur significant delays in development, we will be unable to commercialize our products. This would materially and adversely affect our business and financial condition. If adequate funds are not available, we may have to delay development or commercialization of our products or cease operations. Any of these factors could harm our business and financial condition.

Our products have never been sold on a commercial basis, and we do not know whether they will be accepted by the market.

Our products, if developed, may not achieve market acceptance. The development of a successful market for our proposed products and our ability to sell our products at a lower cost per watt than our competition may be adversely affected by a number of factors, many of which are beyond our control, including the following:

•	our failure to produce solar PV modules that compete favorably against other solar modules on the basis of price, quality, performance and warranted lifetime;

•	competition from conventional energy sources and alternative distributed generation technologies, such as wind energy;

•	our failure to develop and maintain successful relationships with distributors, system integrators and other resellers, as well as strategic partners;

•	the failure of system integrators to build projects suited for the type of solar PV modules we intend to produce;

•	our products may experience problems with product quality or performance; and

•	our ability to achieve solar PV module certification requirements.

The failure of our proposed products to gain market acceptance would materially and adversely affect our business and financial condition.

We have no experience manufacturing CIGS solar PV products on a commercial scale.

To date, we have focused primarily on research, development and small-scale manufacturing. As a company, we have no experience manufacturing any product on a commercial scale. We have internally developed the necessary sputtering capabilities and built a prototype and commercial scale tool for the deposition of the CIGS material in our manufacturing process. Failure to integrate this tool into the manufacturing process and to scale up our proprietary deposition tool would materially and adversely affect our business and financial condition.

We may not reach profitability if PV technology is not suitable for widespread adoption or sufficient demand for solar PV modules does not develop or develops slower than we anticipate.

The solar energy market is at a relatively early stage of development and the extent to which solar PV modules will be widely adopted is uncertain. If our CIGS solar PV products prove unsuitable for widespread adoption or demand for our CIGS solar PV products fails to develop sufficiently, we may be unable to grow our business or generate sufficient revenue from operations to reach profitability. In addition, demand for solar modules in our targeted markets may not develop or may develop to a lesser extent than we anticipate. Many factors may affect the viability of widespread adoption of solar PV technology and demand for our CIGS solar PV products, including the following:

•	performance and reliability of solar modules and thin film technology compared with conventional and other non-solar renewable energy sources and products;

•	cost-effectiveness of solar modules compared with conventional and other non-solar renewable energy sources and products;

•	availability of government subsidies and incentives to support the development of the solar PV industry;

•	success of other renewable energy generation technologies, such as hydroelectric, wind, geothermal, solar thermal, concentrated PV and biomass;

•

fluctuations in economic and market conditions that affect the viability of conventional and non-solar renewable energy sources, such as increases or decreases in the price of oil and other fossil fuel;

•

fluctuations in capital expenditures by end-users of solar modules, which tend to decrease in slower economic environments, periods of rising interest rates, or a tightening of the supply of capital; and

•	deregulation of the electric power industry and the broader energy industry.

Furthermore, many solar PV cell and module manufacturers are growing and the market could reach a point where supply exceeds demand. As a result, we may be unable to sell our products at attractive prices, or for a profit.

We rely on third-party suppliers for most of our manufacturing equipment.

We rely on third-party suppliers for most of our manufacturing equipment. The failure of our suppliers to supply manufacturing equipment in a timely manner or on commercially reasonable terms could delay our commercialization and expansion plans and otherwise disrupt our production schedule or increase our manufacturing costs. Further, our orders with certain of our suppliers may represent a very small portion of their total business. As a result, they may not give priority to our business, leading to potential delays in or cancellation of our orders. If any single-source supplier were to fail to supply our needs on a timely basis or cease providing us key components, we would be required to locate and contract with substitute suppliers. We may have difficulty identifying a substitute supplier in a timely manner and on commercially reasonable terms. If this were to occur, our business would be harmed. Due to our inability to raise significant additional capital, we have been unable to take possession of previously ordered equipment. Orders with some of our equipment vendors have been cancelled. We may lose significant down payments we made on equipment orders or incur additional liabilities or penalties as a result of order cancellations.

The failure to achieve target yields, product qualities or target costs of our CIGS solar PV products could materially and adversely affect our business and financial condition.

We may not be able to achieve our desired manufacturing yields, product qualities and cost targets for our CIGS solar PV products, which could prevent us from becoming profitable. If we cannot achieve our targeted production yields and unit costs or if we experience difficulties in our manufacturing process, such as capacity constraints, quality control problems or other disruptions, we may not be able to manufacture our products at acceptable costs, which would eliminate our ability effectively to enter the market. If we cannot reduce our costs through economies of scale, improvements in manufacturing processes and engineering design, or technology maturation, our business and financial condition could be materially and adversely harmed. In addition, we will need to ensure our solar PV module products will receive certain industry certifications. Failure to receive these certifications will harm our financial condition and limit our ability to market and sell our product.

We depend on one customer, Blitzstrom GmbH, for a substantial percentage of our anticipated future revenue.

Our contract with Blitzstrom GmbH, or Blitzstrom, currently expires in 2011. We anticipate that a substantial percentage of our future revenue will be derived under this contract with Blitzstrom, however there is no guarantee that Blitzstrom will agree to extend this contract and purchase any product after 2011. Moreover, it is unlikely that we will be able to produce substantial amounts of product prior to the current expiration of this contract. We will be vulnerable to a substantial decline in anticipated revenue if we lose Blitzstrom as a customer for any reason or if Blitzstrom were to reduce, delay or cancel its orders for any reason, or not extend the current contract. Any such events could have a material adverse effect on our business and financial condition. Any loss of business with Blitzstrom will be particularly damaging unless we are able to diversify our customer base and substantially expand sales to other customers.

The failure to manage our anticipated growth effectively could materially and adversely affect our business and financial condition.

The commercialization of our technology will place a significant strain on our managerial, financial and personnel resources. To reach our goals, we must successfully recruit, train, and manage new employees; develop our manufacturing capabilities; integrate new management and employees into our overall operations; and establish improved financial and accounting systems, controls and reporting systems. We will be competing with other solar, semiconductor and display manufacturers for individuals with this expertise. If we fail to manage the expansion of our business effectively, it could materially and adversely affect our business and financial condition.

Our management team has limited experience working together and its failure to work together effectively could materially and adversely affect our business and financial condition.

Our executive officers and key employees have worked together for a limited period of time. If our management team cannot successfully work together or fails to develop a thorough understanding of our business on a timely basis, it could materially and adversely affect our business and financial condition. Further, we intend to transition from a development company to a revenue generating company by building a manufacturing line or securing a manufacturing partner and commercializing our product. Our future success depends on our management team’s ability to establish a manufacturing line or secure a manufacturing partner and commercialize our product. If we cannot do so, we will be unable to expand our business, decrease our cost per watt, establish and maintain our competitive position, satisfy our contractual obligations or reach profitability.

If we lose key personnel, or are unable to attract and retain necessary talent, we may be unable to develop or commercialize our products under development.

We are highly dependent on Mr. Magnus Ryde, our Chief Executive Officer, and Mr. Robert Weiss, our Chief Technology Officer. Mr. Ryde has over 25 years of experience in the semiconductor industry. Mr. Weiss has over 25 years of experience in thin film technology development and manufacturing. In the case of the loss of either of these key executives, we may be unable to find a suitable replacement with comparable knowledge or experience.

In addition, our future success will depend, in part, upon our ability to attract and retain highly skilled employees, including management, technical and sales personnel. Competition for such skilled personnel is intense, and the loss of services of a number of key individuals, or our inability to hire new personnel with the requisite skill sets, could materially harm our business and results of operations. These issues would be magnified if any of our key personnel went to work for competitors. In addition, we may not be able to successfully assimilate these employees or hire qualified personnel to replace them.

If we are unable to adequately protect our intellectual property, our competitors and other third parties could produce products based on our intellectual property, which would substantially impair our ability to compete.

Our success and ability to compete depends in part upon our ability to maintain the proprietary nature of our technologies. We rely on a combination of patent, trade secret, copyright and trademark law and license agreements, as well as employee and third party confidentiality agreements, to protect our intellectual property. These legal means, however, afford only limited protection and may not be adequate to protect our intellectual property rights. We cannot be certain that we were the first creator of inventions covered by pending patent applications or the first to file patent applications on these inventions. In addition, we cannot be certain that any of our pending patent applications will issue. The United States Patent and Trademark Office or other foreign patent and trademark offices may deny or significantly narrow claims made under our patent applications and, even if issued, these patents may be successfully challenged, designed around, or otherwise not provide us with commercial protection.

In the future, we may need to assert claims of infringement against third parties to protect our intellectual property. Regardless of the final outcome, any litigation to enforce our intellectual property rights in patents, copyrights or trademarks could be highly unpredictable and result in substantial costs and diversion of resources, which could have a material adverse effect on our business and financial condition In the event of an adverse judgment, a court could hold that some or all of our asserted intellectual property rights are not infringed or are invalid or unenforceable and could award attorneys’ fees to the other party.

We may become subject to claims of infringement or misappropriation of the intellectual property rights of others, which could prohibit us from selling our product offerings, require us to obtain licenses from third parties to develop non-infringing alternatives and subject us to substantial monetary damages and injunctive relief.

The solar PV industry is characterized by the existence of a large number of patents that could result in frequent litigation based on allegations of patent infringement. We are aware of numerous patents issued and patents pending to third parties that may relate to current and future generations of solar energy. The owners of these patents may assert that the manufacture, use, import, or sale of any product we develop infringes one or more claims of their patents. Moreover, because patent applications can take many years to issue, there may be currently pending applications, unknown to us, which may later result in issued patents that materially and adversely affect our business. Third parties could also assert infringement or misappropriation claims against us with respect to any of our future product offerings. Whether or not such claims are valid, we cannot be certain that we have not infringed the intellectual property rights of such third parties. Any infringement or misappropriation claim could result in significant costs, substantial damages and our inability to manufacture, market or sell any of our product offerings that are found to infringe. Even if we were to prevail in any such action, the litigation could result in substantial cost and diversion of resources that could materially and adversely affect our business. If a court determined, or if we independently discovered, that our product offerings violated third-party proprietary rights, there can be no assurance that we would be able to re-engineer our product offerings to avoid those rights or obtain a license under those rights on commercially reasonable terms, if at all. As a result, we could be prohibited from selling products that are found to infringe upon the rights of others. Even if obtaining a license were feasible, it may be costly and time-consuming. A court could also enter orders that temporarily, preliminarily or permanently enjoin us from making, using, selling, offering to sell or importing our CIGS solar PV products or other future products, if any, or could enter orders mandating that we undertake certain remedial activities. Further, a court could order us to pay compensatory damages for such infringement, plus prejudgment interest, and could in addition treble the compensatory damages and award attorneys’ fees. These damages could materially and adversely affect our business and financial condition.

The PV industry is highly competitive and subject to rapid technological change, and our success will depend on our ability to develop and market a lower cost, higher performance product.

The target markets for the products we are developing are highly competitive and subject to rapid technological change. Our success depends, in part, upon our ability to maintain a competitive position in the development of CIGS solar PV products and technologies. Our competition consists of major international energy and chemical companies, such as Q-Cells, specialized electronics firms, such as Sharp Corporation, and other thin film PV manufacturers, such as First Solar, Inc. Many of our competitors are more established, benefit from greater market recognition and have substantially greater financial, development, manufacturing and marketing resources than we do. There are competitors with thin film products, including those based on CIGS technology, that have already entered commercial production. If a commercial equipment manufacturer were to develop a sputtering tool that was competitive with our proprietary sputtering tool, it could offer this tool to our competitors which would harm our competitive position. In addition, there are a variety of competing technologies currently in the market and under development, any one of which could achieve manufacturing costs per watt lower than our manufacturing technology. Failure to get to market with the most cost-competitive product before our competitors could materially and adversely affect our business and financial condition.

Environmental obligations and liabilities could have a substantial negative impact on our financial condition, cash flows and profitability.

Our operations involve the use, handling, generation, processing, storage, transportation and disposal of hazardous materials and are subject to extensive environmental laws and regulations at the national, state, local and international level. These environmental laws and regulations include those governing the discharge of pollutants into the air and water, the use, management and disposal of hazardous materials and wastes, the cleanup of contaminated sites and occupational health and safety. Compliance with current or future environmental and safety laws and regulations could restrict our ability to expand our facilities, impair our research, development or production efforts, or require us to incur significant costs and capital expenditures. In addition, violations of, or liabilities under, environmental laws or permits may result in restrictions being imposed on our operating activities or in our being subjected to substantial fines, penalties, civil and criminal sanctions, third party property damage or personal injury claims, investigation or remediation costs or other costs. Violations of environmental laws or regulations could occur in the future as a result of the inability to obtain permits, human error, accident, equipment failure or other causes. While we believe we are currently in substantial compliance with applicable environmental requirements, future developments such as more aggressive enforcement policies, the implementation of new, more stringent laws and regulations, or the discovery of presently unknown environmental conditions may require expenditures that could have a material adverse effect on our business, results of operations and financial condition.

We face risks associated with our anticipated international business.

We expect to establish, and to expand over time, international commercial operations and activities. Such international business operations will be subject to a variety of risks associated with conducting business internationally, including the following:

•	changes in or interpretations of foreign regulations that may adversely affect our ability to sell our products, perform services or repatriate profits to the United States;

•	the imposition of tariffs;

•	economic or political instability in foreign countries;

•	imposition of limitations on or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries or joint ventures;

•	conducting business in places where business practices and customs are unfamiliar and unknown;

•	the imposition of restrictive trade policies;

•	the existence of inconsistent laws or regulations;

•	the imposition or increase of investment requirements and other restrictions or requirements by foreign governments;

•	uncertainties relating to foreign laws and legal proceedings;

•	fluctuations in foreign currency and exchange rates; and

•	compliance with a variety of U.S. laws, including the Foreign Corrupt Practices Act.

We do not know the impact that these regulatory, geopolitical and other factors may have on our international business in the future.

Anti-takeover defenses that we have in place could prevent or frustrate attempts by stockholders to change the direction or management of the Company.

Provisions of our certificate of incorporation and bylaws and applicable provisions of Delaware law may make it more difficult for or prevent a third-party from acquiring control of us without the approval of our Board of Directors. These provisions:

•	set limitations on the removal of directors;

•	limit who may call a special meeting of stockholders;

•	establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon at stockholder meetings;

•	prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders; and

•	provide our Board of Directors the ability to designate the terms of and issue new series of preferred stock without stockholder approval.

These provisions may have the effect of entrenching our management team and may deprive stockholders of the opportunity to sell their shares to potential acquirers at a premium over prevailing prices. This potential inability to obtain a control premium could reduce the price of our common stock.

Our common stock could be subject to extreme volatility.

Our common stock is currently traded on the Nasdaq Capital Market. The trading volume of our common stock each day is relatively low. Because of this limited liquidity, stockholders may be unable to sell their shares. Moreover, this means that sales or purchases of relatively small blocks of our common stock can have a significant impact on the price at which our common stock is traded. The trading price of our common stock has, from time to time, fluctuated widely and may be subject to similar fluctuations in the future. The trading price of our common stock may be affected by a number of factors, including events described in the “Risk Factors” set forth in this prospectus, as well as our operating results, financial condition, public announcements by us, general conditions in the solar cell industry, and other events or factors. In recent years, broad stock market indices, in general, and smaller capitalization companies, in particular, have experienced substantial price fluctuations. In a volatile market, we may experience wide fluctuations in the market price of our common stock. These fluctuations may have a negative effect on the market price of our common stock.

Our stockholders may be diluted, and the prices of our securities may decrease, by the exercise of outstanding warrants or by future issuances of securities.

We may issue additional common stock, preferred stock, restricted stock units, or securities convertible into or exchangeable for our common stock. Furthermore, substantially all shares of common stock for which our outstanding stock options or warrants are exercisable are, once they have been purchased, eligible for immediate sale in the public market. The issuance of additional common stock, preferred stock, restricted stock units, or securities convertible into or exchangeable for our common stock or the exercise of stock options or warrants would dilute existing investors and could adversely affect the price of our securities.

We may lose key employees until we have adequate financial resources.

In light of our current cash position, in April 2010, we implemented a furlough of non-essential employees. Until such time as we have adequate financial resources, we may lose key technical and administrative employees who seek other opportunities or who may have their employment terminated by operation of California labor law because we cannot bring them back on a full-time basis. If these employees seek other opportunities, in the short term we may not have the adequate resources to timely complete key objectives, and in the long term we may have to expend significant financial resources and lose valuable time in replacing the skills and know-how of these employees as we commercialize our technology.

SELLING STOCKHOLDERS

This prospectus relates to the resale from time to time of up to 11,336,244 shares of our common stock by the selling stockholders. As noted in “Description of Transactions” on page 14, these shares were issued to settle outstanding claims, may be issued upon conversion of outstanding convertible notes, or may be issued upon exercise of outstanding warrants issued to the holders of convertible notes.

The following table, based upon information currently known by us, sets forth as of September 30, 2010: (i) the number of shares held of record or beneficially by each selling stockholder as of such date (as determined below) and (ii) the number of shares that may be offered under this prospectus by such selling stockholder. Beneficial ownership includes shares of common stock plus any securities held by the holder exercisable for or convertible into shares of common stock within sixty (60) days after September 30, 2010, in accordance with Rule 13d-3(d)(1) under the Exchange Act. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholder named below.

Except as set forth herein, the selling stockholders have not held any position or office, or have otherwise had a material relationship, with us or any of our subsidiaries within the past three years other than (i) in its capacity as lender as described in “Description of Transactions” on page 14, and (ii) as a result of the ownership of our shares or other securities. Unless otherwise indicated below, to our knowledge, the selling stockholder named in the table have sole voting and investment power with respect to its shares of common stock.

The selling stockholders are not broker-dealers, nor are any of the selling stockholders affiliated with a broker-dealer. The selling stockholders acquired their respective shares in the ordinary course of such selling stockholder’s business and, at the time of the acquisition of the securities to be resold pursuant to this prospectus, such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute them.

Name of Selling Stockholder	Common Stock Beneficially Owned Prior to the Offering		Common Stock Offered Pursuant to this Prospectus		Common Stock Owned Upon Completion of this Offering (1)	Percentage of Common Stock Owned Upon Completion of this Offering
TD Waterhouse RRSP Account 230832S, in trust for Peter Alan Lacey (2)	6,837,780		6,833,336	(3)	4,444	<1%
Michael Moretti	1,688,893		1,666,670	(4)	22,223	<1%
Tejas Securities Group, Inc. 401k Plan and Trust, FBO John J. Gorman	1,555,556		1,555,556	(5)	0	0
William Steckel (6)	48,076		44,445	(7)	3,631	<1%
Robert Weiss (8)	168,692		111,112	(9)	57,580	<1%
Dynamic Worldwide Solar Energy, LLC	0	(10)	962,963	(11)	0	0
Gordon Prill	162,162		162,162		0	0

TOTAL	10,461,159		11,336,244		87,878

(1)	We do not know when or in what amounts the selling stockholders may offer shares for sale. The selling stockholders may not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by a selling stockholder after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by any selling stockholder.
(2)	Mr. Lacey is Chairman of the Board of Directors of the Company.
(3)	Includes 3,416,668 shares issuable upon conversion of outstanding notes and 3,416,668 shares issuable upon exercise of outstanding warrants.

(4)	Includes 833,335, shares issuable upon conversion of outstanding notes and 833,335 shares issuable upon exercise outstanding warrants.
(5)	Includes 777,778 shares issuable upon conversion of outstanding notes and 777,778 shares issuable upon exercise outstanding warrants.
(6)	Mr. Steckel is a member of the Board of Directors of the Company and was formerly our Chief Executive Officer and Chief Financial Officer.
(7)	Includes 33,333 shares issuable upon conversion of outstanding notes and 11,112 shares issuable upon exercise outstanding warrants.
(8)	Mr. Weiss is our Chief Technology Officer.
(9)	Includes 55,556 shares issuable upon conversion of outstanding notes and 55,556 shares issuable upon exercise outstanding warrants.
(10)	The holder has the right to acquire 722,222 shares issuable upon conversion of an outstanding note and 240,741 shares upon exercise of outstanding warrants. Pursuant to Rule 13d-3(d)(1) under Exchange Act, such shares are not deemed beneficially owned as of date hereof.
(11)	Includes 722,222 shares issuable upon conversion of outstanding notes and 240,741 shares issuable upon exercise outstanding warrants.

PLAN OF DISTRIBUTION

The selling stockholders, and any of their respective pledgees, donees, transferees or other successors in interest, may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	one or more underwritten offerings on a firm commitment or best efforts basis;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell their respective shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by a selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions or discounts may be less than or in excess of those customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. A selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

A selling stockholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

A selling stockholder also may transfer the shares of common stock in other circumstances, in which case the donees, transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of supplementing or amending the list of selling stockholders to include the donee, pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Under the securities laws of some states, the shares of our common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of our common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

A selling stockholder and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Each of the selling stockholders has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.

A selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of our common stock by the selling stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of our common stock to engage in market-making activities with respect to the shares of our common stock. All of the foregoing may affect the marketability of the shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of our common stock.

There can be no assurance that any selling stockholder will sell any or all of the shares of our common stock registered pursuant to the registration statement, of which this prospectus forms a part.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholders. The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

DESCRIPTION OF TRANSACTIONS

Private Placements of Notes and Warrants

As noted in our filings with the Securities and Exchange Commission, we have entered into a series of convertible notes in order to fund our continuing operations. These notes are currently convertible into 5,838,892 shares of our common stock. All of these notes are due in full on January 22, 2011. In addition, we have issued warrants to purchase 5,335,190 shares of common stock to the holders of these convertible notes. These warrants are exercisable for shares of common stock. The exercise price of all of the outstanding warrants is $1.25 per share, except for a warrant to purchase 2,692,594 shares with an exercise price of $1.70 per share.

Mr. Lacey, the beneficiary of the TD Waterhouse RRSP Account 2302825, is Chairman of our Board of Directors. TD Waterhouse RRSP Account 2302825 holds notes with an aggregate principal amount of $3,075,000 that are convertible into 3,416,668 shares. This account also holds warrants to purchase an additional 3,416,668 shares. Mr. Steckel, another selling stockholder, is a member of our Board of Directors, and our former Chief Executive Officer and Chief Financial Officer and holds a note currently convertible into 33,333 shares and also holds a warrant exercisable for 11,112 shares. Mr. Weiss, another selling stockholder, is our Chief Technology Officer, and holds a note convertible into 55,556 shares and also holds warrants to purchase an additional 55,556 shares. Each of these persons has loaned the Company money and received a convertible note and warrants in consideration of such loan.

Settlement Agreement

On August 4, 2009, Gordon Prill filed suit against us, the landlord, and others in Superior Court of the State of California in Alameda County, CA, alleging breach of written contract, foreclosure on the mechanic’s lien, and statutory penalties under California

Civil Code sections 3260 and 3270.1. This action alleged damages in the amount of $1,595,523 and sought reasonable attorney’s fees and expenses. On April 27, 2010, all parties in the above action had a court-ordered mediation to settle the dispute, and on May 11, 2010, we entered into a Settlement Agreement with Gordon Prill (the “Gordon Prill Settlement”). Under the Gordon Prill Settlement, the landlord has agreed to pay Gordon Prill $1.2 million in cash and we agreed to issue Gordon Prill $300,000 in common stock. On May 14, 2010, we issued 162,162 shares of our common stock to Gordon Prill in full payment of this $300,000 obligation. In exchange for the above, Gordon Prill will provide to us a full release of all mechanics liens against the Newark, CA facility. In addition, Gordon Prill will also provide us with a dismissal with prejudice and a full lien release from all parties who have asserted claims in the action. The Gordon Prill Settlement also provides for a waiver of all claims involved in the action, both current and future, and extends the benefit of the waiver to Gordon Prill’s subcontractors who provided labor, services, equipment, and materials during the initial construction phase of the Newark facility. We are registering the 162,162 shares of common stock issued in the Gordon Prill Settlement pursuant to the requirements of the Settlement Agreement.

LEGAL MATTERS

The validity of the rights and the common stock issued and issuable upon conversion of the notes or exercise of the warrants, as applicable, will be passed upon for us by Greenberg Traurig, LLP, Boston, Massachusetts.

EXPERTS

The financial statements of DayStar Technologies, Inc. for the years ended December 31, 2009 and 2008, included in our Annual Report on Form 10-K for the year ended December 31, 2009 have been audited by Hein & Associates LLP, independent registered public accounting firm, as set forth in their reports with respect thereto which are incorporated by reference in this prospectus and elsewhere in the registration statement. Such financial statements are incorporated by reference herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file reports, proxy statements, and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy, and information statements and other materials that are filed through the SEC’s Electronic Data Gathering, Analysis, and Retrieval, or EDGAR, system. You can access this web site at http://www.sec.gov.

We have filed a registration statement on Form S-3 with the SEC with respect to the resale of shares of our common stock. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement. You may wish to inspect the registration statement and the exhibits to that registration statement for further information with respect to our company and the securities offered in this prospectus. Copies of the registration statement and the exhibits to such registration statement are on file at the offices of the SEC and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities or website of the SEC described above. Statements contained in this prospectus concerning the provisions of documents are necessarily summaries of the material provisions of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

In addition, we make available, without charge, through our website, www.daystartech.com, electronic copies of our filings with the SEC, including copies of annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these filings, if any. Information on our website should not be considered a part of this prospectus, and we do not intend to incorporate into this prospectus any information contained in the website.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. Any information that we incorporate by reference is considered part of this prospectus. The documents and reports that we list below are incorporated by reference into this prospectus. In addition, all documents and reports which we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus are incorporated by reference in this prospectus as of the respective filing dates of these documents and reports. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.

We incorporate by reference into this prospectus the documents listed below.

•	Our Annual Report on Form 10-K for the year ended December 31, 2009;

•	Our Quarterly Report on Form 10-Q for the period ended March 31, 2010;

•	Our Quarterly Report on Form 10-Q for the period ended June 30, 2010;

•	Our Current Reports on Form 8-K filed on April 16, 2010, April 29, 2010, May 5, 2010, May 27, 2010, July 21, 2010, July 28, 2010, September 28, 2010, October 12, 2010 and October 13, 2010;

•	All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to the effectiveness of the registration statement; and

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The description of our common stock contained in our Registration Statement on Form 8-A filed on February 5, 2004, including any amendments or reports filed for the purpose of updating that description.

Pursuant to Rule 412 under the Securities Act, any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website (www.daystartech.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. You may also obtain a copy of these filings and any other document incorporated by reference at no cost by writing or telephoning us at the following address:

Magnus Ryde
Chief Executive Officer
DayStar Technologies, Inc.
1010 South Milpitas Boulevard
Milpitas, CA 95035
408-582-7100

Except for the documents incorporated by reference as noted above, we do not intend to incorporate into this prospectus any of the information included on our website.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide information different from that contained or incorporated by reference in this prospectus. Neither the delivery of this prospectus nor the sale of common stock means that information contained or incorporated by reference in this prospectus is correct after the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. This prospectus is not an offer to sell or a solicitation of an offer to buy these shares of common stock in any jurisdictions in which the offer or solicitation is unlawful.

11,336,244 Shares of Common Stock

PROSPECTUS

            , 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the expenses payable by the Registrant in connection with the offering described in the Registration Statement. All of the amounts shown are estimates except for the registration fee:

Amount to be Paid
SEC Registration Fee	$1,391
Legal and Financial Fees and Expenses*	15,000
Accountants’ Fees and Expenses*	10,000
Miscellaneous Fees and Expenses*	10,000

Total	$36,391

*	Estimated pursuant to instruction to Rule 511 of Regulation S-K.

Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

The registrant’s Amended and Restated Bylaws require the registrant to indemnify its directors and officers to the fullest extent permitted by Delaware law or other applicable law. However, the registrant may modify the extent of such indemnification by individual contracts with its directors and officers. The registrant is not required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) the indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the registrant, (iii) indemnification is provided by the registrant, in its sole discretion, pursuant to the powers vested in the registrant under Delaware law or any other applicable law or (iv) a court of competent jurisdiction requires the registrant to indemnify.

The registrant’s Amended and Restated Bylaws require the registrant to advance litigation expenses to an indemnitee. However, where Delaware laws requires, the indemnitee first must provide to the registrant an undertaking to repay all advanced amounts if it is ultimately determined by final judicial decision that such indemnitee is not entitled to be indemnified. The registrant is not required to advance litigation expenses to an officer of the registrant (except by reason of the fact that such officer is or was a director of the corporation) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the registrant.

In addition, the Company’s Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, a director of the registrant shall not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Each director will continue to be subject to liability for breach of the director’s duty of loyalty to the registrant, or acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under the Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Pursuant to the registrant’s Amended and Restated Bylaws, the registrant may maintain a directors’ and officers’ insurance policy which insures the directors, officers, employees or agents of the registrant and those serving at the request of the registrant as a director, officer, employee or agent of another enterprise, against liability asserted against such persons in such capacity. The registrant currently has a policy providing directors and officers liability insurance in certain circumstances.

The registrant has entered into indemnification agreements with its officers and directors.

Reference is made to “Undertakings,” below, for the registrant’s undertakings in this registration statement with respect to indemnification of liabilities arising under the Securities Act of 1933, as amended.

Item 16.	Exhibits and Financial Statement Schedules

The exhibits listed in the Exhibit index immediately following the signature pages are filed as part of this Registration Statement on Form S-3.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, state of California, on October 14, 2010.

DAYSTAR TECHNOLOGIES, INC.

By:	/S/ MAGNUS RYDE
Magnus Ryde
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints severally, Magnus Ryde and Christopher T. Lail, and each one of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to sign any registration statement and amendments thereto for the same offering pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/S/ PETER A. LACEY Peter A. Lacey	Chairman	October 14, 2010

/S/ MAGNUS RYDE Magnus Ryde	Chief Executive Officer (Principal Executive Officer)	October 14, 2010

/S/ CHRISTOPHER T. LAIL Christopher T. Lail	Vice President & Corporate Controller (Principal Financial Officer and Principal Accounting Officer)	October 14, 2010

/S/ JONATHAN FITZGERALD Jonathan Fitzgerald	Director	October 14, 2010

/S/ RICHARD C. GREEN, JR Richard C. Green, Jr.	Director	October 14, 2010

/S/ WILLIAM S. STECKEL William S. Steckel	Director	October 14, 2010

/S/ KANG SUN Kang Sun	Director	October 14, 2010

EXHIBIT INDEX

Exhibit Number	Exhibit Title

3.1(1)	Amended and Restated Certificate of Incorporation.

3.2(2)	Certificate of Amendment of Amended and Restated Certificate of Incorporation.

3.3 *	Certificate of Amendment of Amended and Restated Certificate of Incorporation.

3.4(3)	Amended and Restated Bylaws.

3.5(4)	Amendment to Amended and Restated Bylaws.

3.4(5)	Certificate of Designations, Preferences and Rights of a Series of Preferred Stock classifying and designating the Series A Junior Participating Cumulative Preferred Stock.

4.1(5)	Stockholder Rights Agreement, dated as of May 6, 2008 between the Company and Computershare Trust Company, N.A., as Rights Agent.

4.2(6)	Amendment No. 1 to Stockholder Rights Agreement, dated as of October 1, 2009 between DayStar Technologies, Inc. and Computershare Trust Company, N.A., as Rights Agent.

4.3(7)	Form of Common Stock Certificate.

5.1*	Opinion of Greenberg Traurig, LLP, counsel to Registrant.

10.1(8)	Secured Convertible Promissory Note.

10.2(8)	Warrant to Purchase Shares of Common Stock dated September 21, 2009.

10.3(8)	Registration Rights Agreement by and between the Company and TD Waterhouse RRSP Account 240832S, in trust for Peter Alan Lacey, dated September 21, 2009.

10.4(6)	Warrant to Purchase Shares of Common Stock dated October 2, 2009.

10.5(9)	Secured Convertible Promissory Note.

10.6(9)	Warrant to Purchase Shares of Common Stock dated January 6, 2010.

10.7(9)	Registration Rights Agreement by and between the Company and Mike Moretti, dated January 6, 2010.

10.8(10)	Secured Convertible Promissory Note.

10.9(10)	Warrant to Purchase Shares of Common Stock dated February 11, 2010.

10.10(10)	Registration Rights Agreement by and between the Company and Tejas Securities Group, Inc. 401k Plan and Trust, FBO John J. Gorman, John J. Gorman TTEE, dated February 11, 2010.

10.11 *	Registration Rights Agreement by and between the Company and William S. Steckel, dated April 6, 2010.

10.12(11)	Amended Secured Convertible Promissory Note.

10.13(11)	Second Secured Convertible Promissory Note.

10.14(11)	Amended Registration Rights Agreement by and between the Company and Michael Moretti, dated April 12, 2010.

10.15(11)	Amended Warrant to Purchase Shares of Common Stock dated April 12, 2010.

10.16(11)	Second Warrant to Purchase Shares of Common Stock dated April 12, 2010.

10.17(12)	Secured Convertible Promissory Note, effective as of April 29, 2010, issued by DayStar Technologies, Inc. in favor of Dynamic Worldwide Solar Energy, LLC

10.18(12)	Warrant to Purchase Shares of Common Stock dated April 29, 2010 issued to Dynamic Worldwide Solar Energy, LLC

10.19(12)	Registration Rights Agreement between the Company and Dynamic Worldwide Solar Energy, LLC, dated April 29, 2010.

10.20(13)	Letter of Amendment to Secured Convertible Promissory Note.

10.21(14)	Schedule of Material Details

Exhibit Number	Exhibit Title

10.22(14)	Form of Secured Convertible Promissory Note.

10.23(14)	Form of Registration Rights Agreement.

10.24(14)	Form of Warrant.

10.25(14)	Form of Amendment of Notes and Warrants.

10.26 *	Amended and Restated Note dated July 22, 2010.

10.27 *	Amended and Restated Warrant dated July 22, 2010.

10.28(15)	Warrant to Purchase Shares of Common Stock dated October 12, 2010 issued to TD Waterhouse RRSP Account 230832S, in trust for Peter Alan Lacey as beneficiary.

10.29(15)	Warrant to Purchase Shares of Common Stock dated October 12, 2010 issued to Tejas Securities Group, Inc. 401K Plan and trust FBO John J. Gorman, John J. Gorman TTEE.

10.30(15)	Warrant to Purchase Shares of Common Stock dated October 12, 2010 issued to Michael Moretti.

23.1	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1).

23.2*	Consent of Hein & Associates LLP.

24.1	Power of Attorney (included in the signature page hereto).

*	Filed herewith.
(1)	Incorporated by reference to our Quarterly Report on Form 10-QSB filed with the SEC on August 11, 2006.
(2)	Incorporated by reference to our Quarterly Report on Form 10-Q filed with the SEC on November 14, 2008.
(3)	Incorporated by reference to our Quarterly Report on Form 10-Q filed with the SEC on August 7, 2008.
(4)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on January 29, 2010.
(5)	Incorporated by reference to our Registration Statement on Form 8-A filed with the SEC on May 8, 2008.
(6)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on October 7, 2009.
(7)	Incorporated by reference to our Registration Statement on Form SB-2 filed with the SEC on November 7, 2003, as amended.
(8)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on September 24, 2009.
(9)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on January 12, 2010.
(10)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on February 18, 2010.
(11)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on April 16, 2010.
(12)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on May 5, 2010.
(13)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on May 24, 2010.
(14)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on July 28, 2010.
(15)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on October 13, 2010.